Exhibit 10.37

Quota Share
Reinsurance Agreement
Effective April 15, 2006
(Hereinafter The “Agreement”)

By And Between

Republic Underwriters Insurance Company
Administrative Offices In Dallas, Texas
(Hereinafter The "Company")

And

American Vehicle Insurance Company
Administrative Offices In Lauderdale Lakes, Florida
(Hereinafter The "Reinsurer")

Article I - Classes of Business Reinsured

A.    By this Agreement, the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company’s gross liability under “Group AV business” that includes policies, contracts, endorsements, binders, certificates, proposals for insurance or reinsurance, and any other documents that bind the Company, which are classified by the Company as commercial general liability and special events coverages (hereinafter called “policies”) that are issued or renewed on or after the effective date hereof and produced and/or underwritten by general agents and producers recommended by the Reinsurer. The Reinsurer agrees in all respects to follow the fortunes of the Company with respect to all liabilities and obligations of the Company arising out of or in connection with the Group AV business written. It is understood and agreed that the Group AV business subject hereto shall include, but not be limited to, business assumed by the Company from its affiliates Southern County Mutual Insurance Company, Republic Lloyds, Southern Insurance Company and Republic-Vanguard Insurance Company, all of Dallas, Texas, and/or any other company affiliated with the Company now or hereafter. It is also understood and agreed that the reference to “Company” as used hereinafter shall include the aforementioned affiliates that issue policies, which form the subject business of this Agreement.

B.    The liability of the Reinsurer with respect to each cession hereunder shall commence obligatory and simultaneously with that of the Company.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

Article II - Commencement and Termination

A.   The Agreement shall become effective on April 15, 2006, with respect to policies commencing or renewing on or after this date, and shall continue in force thereafter until terminated.

B.    Either party may terminate the Agreement on any calendar quarter or any December 31 thereafter by giving the other party not less than ninety (90) days prior notice by certified mail, return receipt requested. This Agreement may be terminated immediately upon mutual consent of the parties hereto.

C.    Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on policies in force on the effective date of termination shall remain in full force and effect until the natural expiration, cancellation or rewrite of such policies, whichever occurs first. Additionally, the Reinsurer’s obligations for reinsurance hereunder shall continue to apply after termination of this Agreement in all respects including but not limited to policies, which must be issued or renewed as a matter of state law or regulation, until the final expiration or cancellation of such policies. A final accounting and settlement shall be made between the Company and Reinsurer upon the completion of all unfinished business subject to this Agreement.

D.    Notwithstanding paragraph B above, it is understood and agreed that either party may terminate the Agreement at any time by giving ninety (90) days prior notice to the other party by certified mail, return receipt requested, if either party:

1.
Is ordered by a State Insurance Department or other legal authority to cease writing or assuming business or meets the definition of being in a “hazardous financial condition” (as defined by regulation);

2.	Is acquired or controlled by, merged with any other company, corporation or individual(s) not controlling the party’s operations at the inception of this Agreement;
3.	Modifies its reinsurance program significantly since the inception of this Agreement;
4.	Acquires the assets and/or liabilities of any other company;
5.	Loses the whole or a significant part of its policyholder’s surplus; or
6.
Has a conservator, liquidator or receiver appointed, or is the subject of any conservation, liquidation, insolvency or any other proceeding, where the intent is to take possession of its assets or control of its operations.

Article III - Territory

The territorial limits of this Agreement shall be identical with those of the policies written by Group AV.

Article IV - Retention and Limit

As respects business subject to the Agreement, the Company shall cede to the Reinsurer and the Reinsurer agrees to accept 100% of the Company’s gross liability for Group AV business.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

Article V - Original Conditions

A.    All reinsurance under the Agreement shall be subject to the same rates, terms, conditions and waivers, and to the same modifications and alterations as the respective policies (inclusive of any reformation or liberalization of policies) which are subject to this Agreement. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company, prior to disbursement of any dividends, but after deduction of policy fees or equivalent charges, ceding commission as provided for in Article X other service fees or brokerage fees, and ceded reinsurance premiums, if any, paid by the Company for inuring reinsurance.

B.    Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Agreement.

Article VI - Exclusions

None.

Article VII - Processing and Handling of the Business Reinsured

A.    It is understood and agreed to by the Company and Reinsurer that all issuance, maintenance and servicing of the policies, claims and any other documents arising out of Group AV business written and reinsured under this Agreement shall be performed by the Reinsurer or its designee approved in writing by the Company. This includes, but is not limited to, policy rate, rule and form filings, policy application processing, policy issuance, cash handling, billings, collections, cancellations, reinstatements, agency commission payments (including information return reporting on behalf of the Company) and collections, claims handling, adjusting payments (including information return reporting on behalf of the Company), litigation, subrogation, all financial and statistical reporting records and requirements, and any other operational functions normally performed in the course of writing insurance business. Furthermore, it is understood and agreed that the Reinsurer shall not delegate to any general agent or other third party any delegations made by the Company to the Reinsurer hereunder without the express written consent of the Company.

B.    Reinsurer shall recommend and request the Company to appoint the general agents to produce and/or underwrite Group AV business written and reinsured under the Agreement. However, the Company shall retain the exclusive rights to appoint and terminate any general agent and shall notify Reinsurer of any general agent appointment or termination made under this Agreement. The Reinsurer may recommend and request the Company to appoint sub-agents recommended by a general agent to produce Group AV business written and reinsured under the Agreement. However, the Company shall retain the exclusive rights to appoint and terminate any sub-agents recommended under this Agreement.

C.    Notwithstanding any other provision under the Agreement, in the event that the Company deems it necessary to assume, or delegate to another party, the responsibility for processing and handling the Group AV business reinsured hereunder, Reinsurer shall be liable for and pay all costs and expenses of whatever kind or nature incurred by the Company that are due to the assumption or delegation of such activities. The Company shall notify the Reinsurer of its intention to assume or delegate the processing and handling of Group AV business by giving the Reinsurer written notice setting forth the reasons for the Company’s decision to assume or delegate the handling of Group AV business. The Company’s notice shall allow the Reinsurer 30 calendar days from mailing date of notice to cure all circumstances cited in the Company’s notice to the Reinsurer. If the Reinsurer has not cured the circumstances cited in the Company’s notice, the Company shall assume control of the administration of the processing and handling of Group AV business and the Reinsurer shall cooperate fully with the Company’s efforts to transfer the administration and management of the business.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

Article VIII - Reports and Remittances

A. In lieu of Company furnishing Reinsurer with bordereaux showing the particulars of all reinsurance ceded hereunder, Reinsurer shall furnish, or cause to be furnished, reports to the Company within thirty (30) days after the end of each calendar month. Such reports shall be prepared in accordance with statutory annual statement reporting requirements and shall include the following at a minimum:

1.
net written premiums for the month (“net written premiums” means the sum of gross written premiums including premium changes on endorsements plus all policy fees less return premiums including return premiums on cancellations) (“policy fees” means the sum of gross policy fees less returned policy fees, if any, that are determined by the Company as being required by regulatory authorities to be reported as written premiums for annual statement purposes);

2.	commissions paid or allowed to general agents and/or sub-agents on (1) above
3.	ceding commission on (1) above (including ceded policy fees);
4.	paid losses and loss adjustment expenses for the month;
5.	unearned premium as of the end of the month; and
6.	outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) as of the end of the month.

Since the Reinsurer shall be responsible for the collection of all net written premiums and the payment of all general agent and/or agent compensation as well as all losses and loss adjustment expenses, the Reinsurer shall, provided the amount calculated is positive, remit to the Company, whether or not premiums have been collected from general agents and/or sub-agents, within forty-five (45) days after the end of each calendar month the net written premiums less the commissions paid or allowed to the general agents and/or sub-agents (i.e., item (1) less (2) above). Within ten (10) days following the Company’s receipt of such amounts, the Company shall remit to the Reinsurer ceded net written premiums less its ceding commissions provided for in Article X. In the event that net written premiums less commissions paid or allowed to general agents and/or sub-agents is negative in any one calendar month, the Reinsurer shall remit to the Company, whether or not premiums have been collected from general agents and/or sub-agents, within forty-five (45) days after the end of each calendar month the amount of ceding commissions provided for in paragraphs B. and C. of Article X. It is understood and agreed that any funds that become due to any third party from the Company for return premiums or paid losses and loss adjustment expenses shall not be due and payable to that third party until such funds have first been collected by the Company from the Reinsurer. The Reinsurer’s liability for all losses, costs, expenses or other amounts due hereunder shall not be affected by the default of any general agent or sub-agent.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

B.    Should any general agent, sub-agent or premium finance company fail to remit premiums to the Company (or return premiums to policyholders), the Reinsurer shall not hold the Company liable for said premiums ceded but not collected from (or returned by) the general agent, sub-agent or premium finance company.

C.    Annually, the Reinsurer shall furnish the Company with such information as the Company may require to complete its annual convention statement.

D.    Upon request, the Reinsurer shall furnish to the Company other reports or statistical records as required by the Company to be incompliance with insurance department regulations and statistical reporting requirements.

Article IX - Currency

A.    Whenever the word "dollars" or the "$" sign appears in the Agreement, they shall be construed to mean United States dollars and all transactions under the Agreement shall be in United States dollars.

B.    Amounts paid or received by the Company shall be in United States dollars.

Article X - Ceding Commission

A.   Reinsurer shall pay ceding commissions to Company equal to the commissions paid or to be paid or allowed to the general agents and/or sub-agents producing Group AV business under the applicable Agency Agreements.

B.    Reinsurer shall pay a ceding commission to Company for the costs of all brokerage, taxes, board, exchange or bureau assessments, and all other bureau or regulatory body expenses arising out of Group AV business. The provisional rate for taxes shall be estimated by the Company periodically as a percentage of net written premiums and adjusted by the Company annually to an actual rate. The difference between actual and estimated taxes shall be paid by the owing party to the other as soon as practicable after the close of each calendar year. In the event that return premiums exceed gross premiums written during any one calendar year, and in the further event that the Company is not able to recover any premium taxes from a state on the resulting net return premiums, Reinsurer agrees to reimburse the Company for any premium tax deduction made by Reinsurer in the monthly accountings to the Company for the calendar year involved.

C.    A minimum ceding commission fee of four and three-fourths percent (4.75%) based upon annual net written premiums shall be paid by Reinsurer to the Company each month. Should the Agreement be terminated, the minimum fee set out in this paragraph shall be fully earned by the Company as of the effective date of termination and no refund of the fee shall be made by the Company to Reinsurer. For purposes of calculating ceding commissions, net written premiums shall include policy fees as well as premiums charged on the policy risks written and reinsured hereunder.

D.    Ceding commissions provided for in paragraphs B. and C. above and to the extent that the Company has paid or allowed commissions to the general agents and other sub-agents under paragraph A. above shall be paid to the Company by Reinsurer regardless of the Reinsurer’s receipt of premium on Group AV business written and reinsured hereunder or a default by any general agent or sub-agent under any agreement.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

Article XI - Assignments and Assessments

A.    The Reinsurer hereby assumes liability for any and all assessments and assignments arising out of Group AV business written and reinsured hereunder, whether before or after the termination of this Agreement, levied or made against the Company. If any recovery of an assessment or assignment that was paid by the Reinsurer is collected or realized by or returned to the Company, the Reinsurer shall receive its proportionate interest in the recovery of such assessment or assignment.

B.    This Agreement shall apply to risks assigned to the Company under any assigned risk plan, if in the discretion of the Company such risks are assigned to the Company because they arise out of the Group AV business written and reinsured hereunder.

C.    In the event this Agreement is terminated, the provisions of this Article shall survive and continue to apply for as long as the Company is subject to assignments and/or assessments arising out of the Group AV business written and reinsured hereunder.

Article XII - Taxes

In consideration of the terms under which this Agreement is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XIII - Loss and Loss Adjustment Expenses

A.    Losses shall be reported to the Company by the Reinsurer, or its designee approved by the Company, in summary form as required by the Company. When requested, detailed loss information shall be provided to the Company by the Reinsurer, or its designee. Additionally, the Reinsurer shall notify the Company promptly when, in the opinion of the Company, a specific claim, suit or other proceeding involves unusual circumstances or large loss possibilities and shall continue to report updates to the Company on a monthly basis, or as requested by the Company, until such claim, suit or other proceeding has been settled or resolved.

B.    As authorized by the Company under this Agreement, the Reinsurer, or its designee approved in writing by the Company, shall adjust, settle, or compromise all losses, claims, suits or other proceedings arising out of Group AV business reinsured hereunder, whether or not a specific policyholder is named or joined in such claim, suit or other proceeding, including any class action suit (whether or not a class has been certified). Provided, however, the Company reserves the right to maintain control over the adjustment of all losses, claims, suits or other proceedings arising out of Group AV business reinsured hereunder, including but not limited to the defense of any such claims, suits or other proceedings. Notwithstanding any other provision under the Agreement, in the event the Company deems it necessary to assume, or delegate to another party, the responsibility for the adjustment of losses, claims, suits or other proceedings on Group AV business reinsured hereunder, Reinsurer shall be liable for and pay all costs and expenses of whatever kind or nature incurred by the Company that are due to the assumption or delegation of such activities.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

C.    All payments for losses, adjustments, settlements, or compromises, including ex gratia payments, for Group AV business reinsured hereunder shall be paid by the Reinsurer on behalf of and in the name of the Company and such payments shall be unconditionally binding on the Reinsurer and the Reinsurer shall receive benefit from all salvage, subrogation, and recoveries thereof realized by the Company on Group AV business.

D.    The Reinsurer shall pay on behalf of and in the name of the Company and bear all loss adjustment expense incurred by the Company, or on behalf of the Company, in the investigation, adjustment, appraisal or defense of all losses, claims, suits or other proceedings arising out of the business reinsured hereunder (excluding, however, office expenses and salaries of officials of the Company) whether or not a specific policyholder is named or joined in such claim, suit or other proceeding, including any class action suit (whether or not a class has been certified). The Reinsurer shall receive benefit from any recoveries of such loss adjustment expenses realized by the Company on Group AV business.

Article XIV - Loss in Excess of Policy Limits/Extra Contractual Obligations

A.    The Reinsurer shall assume, defend, and protect the Company from 100% of any loss in excess of any policy limit together with any legal costs and expenses incurred in connection therewith, whether or not such loss, costs and expenses are within the terms of any policy, including but not limited to, punitive and exemplary damages (hereinafter referred to as “Loss in Excess of Policy Limits”) having been incurred because of, but not limited to, failure by the Company or its designee to settle within the policy limit or by reason of alleged or actual negligence, fraud, misrepresentation, bad faith or statutory or regulatory violation in rejecting an offer of settlement, in denying or delaying payment or coverage, in the preparation of the defense or in the trial of any suit or other proceeding, or in the preparation or prosecution of an appeal consequent upon such action.

B.    The Reinsurer shall assume, defend, and protect the Company from 100% of all Extra Contractual Obligations. The term “Extra Contractual Obligations” is defined as those liabilities, including but not limited to, punitive, exemplary, compensatory or consequential damages, fines penalties, costs and expenses not covered under any other provision of this Agreement and which arise out of Group AV business, including, but not limited to, (1) failure by the Company or its designee to settle within the policy limit, or by reason of alleged or actual negligence, fraud, misrepresentation, bad faith, or statutory or regulatory violation in rejecting an offer of settlement, in denying or delaying payment or coverage, in the preparation of the defense or in the trial of any suit or other proceeding, or in the preparation or prosecution of an appeal consequent upon such action; (2) alleged or actual excessive, discriminatory or other improper rates or underwriting practices; and (3) alleged or actual negligence, fraud, misrepresentation, malpractice, bad faith, or statutory or regulatory violation committed by the Reinsurer or its general agents and their employees, representatives, designees, sub-agents or sub-producers, whether or not committed within the authority granted by the Company under this Agreement or the applicable Agency Agreements.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

C.   With respect to events described in paragraphs A. and B. of this Article, it is understood and agreed that the Reinsurer shall not be responsible for such acts if the acts are solely the result of actions taken by officers, or employees of the Company.

D.   An Extra Contractual Obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

E.    Notwithstanding any other provisions to the contrary, the term “losses” used throughout this Agreement and its addenda shall include 100% of all Losses in Excess of Policy Limits and 100% of all Extra Contractual Obligations.

F.    It is understood and agreed that the Company is not required to carry excess insurance or reinsurance to protect the Company and/or the Reinsurer against the subject matter of this Article.

Article XV - Offset

The Company and Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses, or otherwise.

Article XVI - Access to Records

Each party shall have access during normal business hours to all records of the other party which pertain to the reinsurance of Group AV business hereunder. Requests shall be made at least seventy-two (72) hours in advance of the access date.

Article XVII - Errors and Omissions

A.    Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission will be rectified as soon as possible after discovered and brought to the attention of the Company's management.

B.    It is further understood that any policy issued as Group AV business inadvertently by the Reinsurer or any general agent or sub-agent shall be subject to the provisions of this Agreement and shall be unconditionally binding to the Reinsurer.

Article XVIII - Unauthorized Reinsurers

A.    If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund the Company's ceded reserves for unearned premium and outstanding loss and loss adjustment expenses (reported and incurred but not reported) relating to the Group AV business written and reinsured hereunder, so as to allow the Company to take full credit for reserves ceded in its statutory annual statement, as follows:

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

1.    Clean, irrevocable and unconditional letter(s) of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities (hereinafter referred to as “letter of credit”); and/or

2.    Escrow accounts for the benefit of the Company; and/or

3.    Cash advances;

if, without such funding a penalty would accrue to the Company on any financial statement it is required to file with any insurance regulatory authority including the states in which the business is written. Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the Company and the insurance regulatory authorities involved.

B.    If the A.M. Best rating of the Reinsurer is below or drops below a rating of “A” at any time while any obligation of the Reinsurer under this Agreement remains outstanding, the requirements for funding of the Company’s ceded reserves for unearned premium and outstanding loss and loss adjustment expenses, including reserves for incurred but not reported losses, as provided for under this Article or any other provision of the Agreement shall apply regardless of whether or not the Reinsurer is an unauthorized reinsurer.

C.    With regard to funding in whole or in part by letters of credit under this Article or any other provision of the Agreement, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, and will be issued for a term of at least one year and will include an "evergreen clause", which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than thirty (30) days prior to said expiration date. The Company and Reinsurer further agree, notwithstanding anything to the contrary in the Agreement, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or Reinsurer, but only for one or more of the following purposes:

1.    To reimburse the Company for unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by Reinsurer.

2.    To reimburse the Company for losses and/or loss adjustment expense paid under the terms of Policies reinsured hereunder, unless paid in cash by Reinsurer.

3.    To reimburse the Company for any other amounts claimed to be due hereunder, unless paid in cash by Reinsurer.

4.    To fund a cash account in an amount equal to any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves, including incurred but not reported loss reserves, if said letter of credit has not been renewed or replaced by Reinsurer ten (10) days prior to its expiration date.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

5.    To refund to Reinsurer any sum in excess of the actual amount required to fund the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves, if so requested by Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for C(1), C(2) or C(4), or in the case of C(3), the actual amount determined to be due, the Company shall promptly return to Reinsurer the excess amount so drawn.

D.    It is further understood and agreed that, as a condition of this Agreement more fully described in Article XXI, the Reinsurer shall provide adequate reinsurance security to the Company in the form of a letter of credit that meets the requirements of this Article and Article XXI as well as the statutory qualifications for reinsurance credit in the Texas Insurance Code for unauthorized reinsurers. Prior to execution of this Agreement, the Company shall receive written confirmation from the bank that it has issued the letter of credit to the Company as the beneficiary in the minimum and initial amount of $15 million. Such letter of credit shall be adjusted immediately by the Reinsurer in accordance with the Letter of Credit Addendum attached to this Agreement if the sum of the obligations assumed by the Reinsurer under this Agreement at any time, as determined by the Company, are greater than $15 million. If the Reinsurer does not comply with the reinsurance security requirements of this Agreement and its addenda, the Company, at its sole discretion, shall have the right to terminate this Agreement immediately by giving notice in writing to the Reinsurer.

Article XIX - Insolvency

A.    In the event of the insolvency of the Company, the reinsurance subject to this Agreement shall be payable to the Company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to Reinsurer of the pendency of a claim against the Company indicating the policy reinsured which claim would involve a possible liability on the part of Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by Reinsurer.

B.    Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Company.

C.    It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under the Agreement shall be payable directly by Reinsurer to the Company or to its liquidator, receiver or statutory successor, or except (1) where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where Reinsurer with the consent of the direct insured or insureds has assumed in writing such policy obligations of the Company as direct obligations of Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

Article XX - Arbitration

A.    As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested.

B.    One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C.    If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the federal district court having jurisdiction over the geographical area in which the arbitration is to take place, or if the federal court declines to act, the state court having general jurisdiction in such area.

D.    All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies or Underwriters at Lloyd’s, London.

E.    Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

F.    The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedures and evidence. Unless the panel agrees otherwise, arbitration shall take place in Dallas, Texas, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of Texas. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

G.    The panel shall interpret this Agreement as an honorable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

H.    Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys’ fees, to the extent permitted by law.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

I.    The parties agree, and the appointed arbitrators shall agree as part of their acceptance of nomination, to keep confidential and not disclose to persons not connected with the arbitration the details of the arbitration and all information received by them in connection therewith, except as may be required by process of law.

Article XXI - Reinsurance Security

A.    As a basis for entering into and maintaining this Agreement, it is understood and agreed that the Reinsurer shall establish and maintain certain security requirements of the Company, as set forth in this Agreement. It is understood and agreed that the Reinsurer shall provide certain information about the Reinsurer and its parent and affiliates to the Company, as requested, to comply with the Company’s internal controls and procedures regarding reinsurance security. Such information shall include, but not be limited to statutory and audited financial statements; descriptions of the Reinsurer’s reinsurance program; and copies of any significant regulatory filing that requires regulatory approval.

B.    It is agreed that Reinsurer shall obtain for the benefit of Company an initial letter of credit in the amount of $15,000,000 that shall be maintained according to the Letter of Credit Addendum attached to this Agreement, which shall be incorporated herein by reference.

C.    It also agreed that in the event that the Reinsurer enters into any ceded reinsurance of Group AV business to another reinsurer (i.e., a retrocessionaire), Reinsurer shall obtain for the benefit of Company an unlimited guarantee of the Reinsurer’s obligations under this Agreement from its retrocessionaires, which shall be executed separately and incorporated herein by reference. The Reinsurer shall fully disclose its reinsurance program to the Company at inception of this Agreement and annually thereafter. If any changes occur or are expected to occur to the Reinsurer’s reinsurance program, the Reinsurer shall provide timely written notice to the Company of those changes.

Article XXII - Indemnity and Hold Harmless Agreement

IN CONSIDERATION OF THESE PRESENTS AND THE RECIPROCAL BENEFITS DERIVED BY EACH OF THE PARTIES HERETO, REINSURER HEREBY AGREES TO DEFEND, HOLD HARMLESS AND INDEMNIFY THE COMPANY AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, SUITS OR OTHER PROCEEDINGS, LOSS, COST, DAMAGE OR EXPENSE (INCLUDING BUT NOT LIMITED TO ALL LEGAL FEES AND EXPENSES) OF WHATEVER KIND OR CHARACTER THAT ARISE OUT OF GROUP AV BUSINESS REINSURED HEREUNDER WHETHER OR NOT SUCH CLAIM, CAUSE OF ACTION, SUIT OR OTHER PROCEEDING, LOSS, COST, DAMAGE OR EXPENSE IS WITHIN THE TERMS AND CONDITIONS OF POLICIES WRITTEN AND REINSURED HEREUNDER AND WHETHER OR NOT ARISING IN CONNECTION WITH THIS AGREEMENT. THIS ARTICLE SHALL APPLY REGARDLESS OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OR OTHER FAULT OF THE COMPANY, WHETHER ACTUAL OR ALLEGED.

IF FOR ANY REASON THE REINSURER IS UNABLE TO OR DOES NOT ADMINISTER THE POLICIES REINSURED HEREUNDER (WHETHER THE AGREEMENT IS IN EFFECT OR THE GROUP AV BUSINESS IS BEING RUN-OFF), THE COMPANY SHALL APPOINT A THIRD PARTY TO ADMINISTER THE GROUP AV BUSINESS REINSURED HEREUNDER AND THE REINSURER SHALL BE LIABLE FOR ANY EXPENSES INCURRED THEREWITH.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

Article XXIII - Savings Clause

If any law or regulation of the federal, state, or local government of the United States or the rulings of officials having supervision over insurance companies should render illegal the undertaking of this Agreement as to risks located in the jurisdiction of such authority, either the Company or the Reinsurer may upon written notice to the other party suspend, abrogate, or amend this Agreement insofar as it relates to risks located within such jurisdiction to such extent as may be necessary to comply with such law, regulation, or ruling. Such suspension, abrogation, or amendment of a portion of this Agreement shall in no way affect any other portion thereof.

Article XXIV - Service of Suit

A. It is agreed that in the event Reinsurer fails to pay any amount claimed to be due hereunder, Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States, will comply with all requirements necessary to give such court jurisdiction and agrees to abide by the final decision of such court or an appellate court to which such court’s decision is appealed. Nothing in this Article constitutes or should be understood to constitute a waiver of Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statue of any state, territory or district of the United States which makes provision therefore, Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or the officer specified for that purpose in the statute, or his successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XXV - Miscellaneous

A.    The Agreement shall bind and inure to the sole benefit of the Company and Reinsurer and their respective successors and assigns and shall not confer any benefit on any other person.

B.    The rights and obligations of either party under the Agreement shall not be assigned to a third party without the prior written approval of the other party to the Agreement.

C.    The provision of the Agreement shall not create any right or legal relationship between Reinsurer and any insured and/or policyholder of Company.

D.    The Agreement may be executed in one or more counterparts, each of which is deemed to be an original, and all of which taken together shall constitute one and the same instrument.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

E.    The Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior understandings, whether written or oral, with respect thereto.

F.    The Agreement may be amended from time to time by a written instrument executed with the same degree of formality as the Agreement. No waiver of any of the terms or conditions of the Agreement by any party shall be considered as creating a waiver of the same terms or conditions in any subsequent transaction or occurrence.

G.    This Agreement shall be governed by the laws of the United States of America and the State of Texas, without respect to their choice of law provisions.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed the Agreement to be effective as of April 15, 2006.

REPUBLIC UNDERWRITERS INSURANCE COMPANY

By	/s/ Jack Fulton

Its	Vice President

AMERICAN VEHICLE INSURANCE COMPANY

By	/s/ Irwin Giesecke

Its	President

Letter of Credit Addendum
To The
Quota Share Reinsurance Agreement
Originally Effective April 15, 2006

This Letter of Credit Addendum, effective April 15, 2006, is incorporated into and forms a part of the Quota Share Reinsurance Agreement between Republic Underwriters Insurance Company (the “Company”) and American Vehicle Insurance Company (“Reinsurer”), originally effective April 15, 2006, covering Group AV business.

It is agreed that Reinsurer shall provide the Company a letter of credit and maintain it as provided herein.

Section I - Purpose Of Addendum

Pursuant to the terms hereof, Reinsurer agrees to secure a letter of credit (as defined in herein) which shall be for the sole use and benefit of the Company for the payment of amounts due the Company as of the effective date hereof, and amounts that may become due the Company thereafter under the Quota Share Reinsurance Agreement (as amended from time to time, originally effective April 15, 2006, and hereinafter referred to as the "Reinsurance Agreement") as allowed herein.

Section II - Amount Of Letter Of Credit

A.    Concurrent with the execution of this Addendum, Reinsurer shall deliver or cause to be delivered to the Company a letter of credit in an amount greater than or equal to the initial amount as stated in the Reinsurance Agreement. Subsequent to the execution of this Addendum, Reinsurer shall immediately adjust the amount of the letter of credit to an amount greater than or equal to the greater of the minimum amount of $15,000,000 or the sum of the Company's "ceded reserves" and "other reinsurance balances."

B.    "Letter of credit" as used herein shall meet the minimum requirements as to form and expiration as provided for in the Texas Insurance Code to qualify for reinsurance credit for unauthorized reinsurers and other provisions of the Reinsurance Agreement. Such letter of credit must be clean, irrevocable, and unconditional. It must be issued or confirmed by a qualified United States financial institution acceptable to the Company. It must be issued for a term of at least one year and include an “evergreen” clause, which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is received by the Company not less than thirty (30) days prior to said expiration date.

C.    "Ceded reserves" as used herein shall be defined as the reserves for unearned premiums plus the reserves for losses and loss adjustment expenses (reported as well as not reported) as determined by the Company that are ceded by the Company to Reinsurer for Group AV business.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

D.    "Other reinsurance balances" as used herein shall be defined as the net of the receivables for ceded paid losses and loss adjustment expenses and the payable for ceded premiums written less the respective ceding commissions for Group AV business.

Section III - Reporting

A.    Subsequent to the effective date of this Addendum, Reinsurer shall report to the Company its calculation of the letter of credit balance required in writing. Such report shall be as of each calendar month and shall be due within forty five (45) days after the end of the subject monthly period.

B.    Any changes to the letter of credit shall be agreed to in writing by the Company and Reinsurer. Such changes shall be completed and Reinsurer shall cause a new letter of credit, or amendments thereto, to be received by the Company within sixty (60) days after the end of the subject monthly period.

Section IV - Company's Claim On The Letter Of Credit

A.    In the event Reinsurer defaults upon its obligation under the Reinsurance Agreement including, but not limited to, the following: to reimburse the Company for Reinsurer's share of premiums refunded to policyholders on account of the cancellations of individual coverage under reinsured policies, or to reimburse the Company for lossesand loss adjustment expenses paid by the Company under the terms and provisions of the reinsured policies, or to reimburse the Company for Reinsurer's share of excess premium refunds to the policyholders under reinsured policies pursuant to retrospective premium adjustment formula agreements between the Company and the policyholders (or the similar), if any, or to reimburse the Company for Reinsurer's share of retrospective commission adjustments, contingent commissions, profit-sharing, or experience refunds due to the Company or the Company's agents, managing general agents, or special agents, then upon written demand by an authorized officer of the Company at the Company's sole discretion, the bank issuing the letter of credit shall thereupon pay proceeds of the letter of credit in cash to the Company.

B.    In the event the Company takes possession of proceeds from the letter of credit as provided for in paragraph A. above, the Company shall return to Reinsurer any amount by which the proceeds of such letter of credit exceeds the balance due the Company under the Reinsurance Agreement. Reinsurer shall continue to be liable for any amount by which balances due the Company exceed the said proceeds of the letter of credit plus any unfunded portions thereof.

Section V - Letter Of Credit Fee Expense

The expense incurred to obtain and maintain the letter of credit will be borne solely by Reinsurer.

American Vehicle Insurance Company
Quota Share Reinsurance Agreement
Originally Effective: April 15, 2006

Section VI - Termination

This Addendum shall continue beyond the effective date of termination of the Reinsurance Agreement, while the Group AV business is in run-off, until all obligations under the Reinsurance Agreement have been satisfied by the Reinsurer. This Addendum may only be terminated by the Company upon its verification of the final settlement between the Company and Reinsurer of all reinsured claims and losses and all obligations of Reinsurer under the Reinsurance Agreement. Such termination must be made by the Company in writing.

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Letter of Credit Addendum to the Quota Share Reinsurance Agreement to be effective as of April 15, 2006.

Attest	REPUBLIC UNDERWRITERS INSURANCE COMPANY

/s/ Kathy Campbell	By	/s/ Jack Fulton

	Its	Vice President

Attest	AMERICAN VEHICLE INSURANCE COMPANY

/s/ Marite Messina	By	/s/ Irwin Giesecke

	Its	President